                                                                    Exhibit 2.9

                          SHARE SUBSCRIPTION AGREEMENT

Agreement for the Subscription of Shares ("Agreement") entered into on June 15, 1999 between the following parties, to wit, the party of the first part:

RBS Administracao e Cobrancas Ltda., a limited-liability joint-stock corporation with head office at Avenida Erico Verissimo, 400, in the City of Porto Alegre, State of Rio Grande do Sul, registered with the CNPJ/MP under No.
94.995.693/0001-43, herein represented by its directors, Messrs. Nelson Pacheco Sirotsky and Carlos Schneider Melzer ("RBS");

MLSP -- Comercio e Participacoes Ltda., a limited-liability joint-stock corporation, duly organized and existing in accordance with the laws of the Federative Republic of Brazil, with head office at Rua Coronel Camisao, 237/601, Bairro Higienopolis, in the City of Porto Alegre, State of Rio Grande do Sul, registered with the CNPJ under No. 02.429.422/0001-02, with its Corporate Charter duly recorded at the Rio Grande do Sul State Trade Board on March 24, 1998, under No. 43.203.726.761, herein represented by its managing partners Messrs. Sergio Cristovao Pretto, a Brazilian citizen, married, an electronics engineer, holder of RG Identification Card No. 8000873409 SSP-RS and registered with the CPF/MF under No. 250.408.980-53, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul at Rua Coronel Camisao, 237, apto. 601, and Marcelo Pavao Lacerda, a Brazilian citizen, divorced, an electronics engineer, holder of RG Identification Card No. 4007554423 SSP-RS and registered with the CPF/MF under No. 333.979.450-20, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul at Rua Dr. Vale, 605, apto. 202-B ("MLSP");

Afonso Antunes da Motta, a Brazilian citizen, divorced, an attorney, holder of RG Identification Card No. 1006824658 SSP-RS and registered with the CPF/MF under No. 107.772.960-04, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul at Rua Engenheiro Antonio Reboucas, 164, apto. 301 ("Afonso");

Luiz Alberto Barichello, a Brazilian citizen, single, a business manager, holder of RG Identification Card No. 2006515817 SSP-RS and registered with the CPF/MF under No. 009.039.140-34, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul at Avenida Belem Velho, 3610 ("Barichello"); and

Silvia Nora Berno de Jesus, a Brazilian citizen, married, a systems analyst, holder of RG Identification Card No. 5002912995 SSP-RS and registered with the CPF/MF under No. 164.176.400-78, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Felicissimo Azevedo, 423, apto. 401 ("Silvia");

RBS, MLSP, Barichello, Afonso and Silvia shall herein be referred to jointly as "Current Controlling Parties;" and the party of the second part,

Telefonica Interactiva Brasil Ltda., a limited-liability joint-stock corporation with head office at Rua da Consolacao 247, 6(degree) andar, sala 28-A, in the City of Sao Paulo, State of Sao Paulo, registered with the CNPJ under No. 03.185.736/0001-70, herein represented by its representative, Mr. Juan Peres Saena de Buruage and by its Manager Representative Mr. Moshe B. Sendacz ("Telefonica Interactiva Brasil");

and as Consenting Mediator:

Nutec Informatica S.A., a joint-stock corporation with head office in the City of Porto Alegre, State of Rio Grande do Sul at Rua Silveiro, 1,111, sub-solo, Morro de Santa Tereza, registered with the CNPJ under No. 91.088.328/0001-67, herein represented by its Directors, Messrs. Nelson Pacheco Sirotsky and Silvia Nora Berno de Jesus ("NUTEC");

RBS, MLSP, Barichello, Afonso, Silvia and Telefonica Interactiva Brasil are henceforth to be referred to jointly as "Parties."

WHEREAS the Current Controlling Parties are joint holders of 16,613,504 (sixteen million, six hundred thirteen thousand, five hundred four) shares of the total capital of Nutec, a privately held company identified above, with 14,538,349 (fourteen million, five hundred thirty-eight thousand, three hundred forty-nine) being common shares (the "Common Shares"), and 2,075,155 (two million, seventy-five thousand, one hundred fifty-five) being preferred shares, classes A and B (the "Preferred Shares");

WHEREAS Nutec is one of the leading companies in the market for the supply of Internet access, production, development and distribution of content by Internet, and also includes among its principal activities the development, production, installation and maintenance of information systems, as well as consulting, operational assistance, training and the holding of courses and seminars in information services, as well as the marketing and representation of information service systems.

WHEREAS Nutec holds as its principal asset the brand name "ZAZ" and the technical know-how of the members of its staff, and also holds representative interests in the control of other corporations which also provide Internet access;

WHEREAS Telefonica Interactiva Brazil is a subsidiary company of Telefonica Interactiva S.A., a Spanish corporation active in the market for the supply of Internet access in Spain and in other countries, and which has long experience in this area, having an interest in developing that activity in Brazil through a controlling shareholder interest in Nutec, through Telefonica Interactiva Brasil;

WHEREAS the Current Controlling Parties have an interest in transferring control of Nutec to a strategic partner, and consequently agree that Telefonica Interactiva Brazil will subscribe new shares in the capital of Nutec that will ensure corporate control.

the Parties have duly agreed among themselves to enter into this Subscription Agreement, pursuant to the following terms and conditions:

CLAUSE I - SUBSCRIPTION OF SHARES

1.1. Subscription. The Current Controlling Parties will, on this date, hold the Nutec extraordinary general assembly, on which occasion they may decide on the issuance of 3,323,498 (three million, three hundred twenty-three thousand, four hundred ninety-eight) new common shares, representing an interest equivalent to 16.67% of the total capital stock and representing control of Nutec ("Controlling Shares"). Such Controlling Shares shall be completely subscribed by Telefonica Interactiva Brazil. RBS, MLSP, Barichello, Afonso and Silvia expressly waive their right of first refusal to subscribe the Controlling Shares.

1.2 Subscription Price. The Controlling Shares shall be paid-in by Telefonica Interactiva Brasil at the time of the subscription, in the country's current legal tender currency. In exchange for the Controlling Shares, Telefonica Interactiva Brasil shall pay the total subscription price of R$ 411,847,872,16, equivalent on this date to US$ 233,077,460.20, which corresponds to the subscription price of R$ 123.92 / US$ 20.13 per share.

CLAUSE 2. WARRANTS AND REPRESENTATIONS BY THE CONTROLLING PARTIES

The Current Controlling Parties provide and give to Telefonica Interactiva Brasil, jointly and individually, the following warrants and representations.

2.1. Capital Stock of Nutec. The capital stock of Nutec on this date is R$ 4,638,764.16, represented solely by 16,613,504 registered shares without par value, 14,538,349 of them being common shares and 2,075,155 being preferred shares of classes A and B, validly issued, completely subscribed and paid-in. There are no other shares in Nutec's capital, whether authorized, issued or outstanding, nor have any subscriptions been agreed to as of this date, nor options or other obligations of any kind (whether or not represented by certificates) which impose on Nutec the obligation to issue shares of its own capital, except for the subscription of shares mentioned in Clause 1.1 above.

2.2. Ownership of the Shares. The Current Controlling Parties are, as a whole, the legal owners of 100% (one hundred percent) of the Common and Preferred Shares, completely paid-in and free and clear of encumbrances, pledges, liens, options, rights of refusal or priority for the purchase, and other claims of any nature, and they have full right, power and authority under their respective corporate charters, as the case may be, to participate in and vote in the Nutec extraordinary general shareholders assembly. The number of Common Shares and Preferred Shares which each Current Controlling Party owns on the date of this Agreement is specified in Annex 2.2 to this Agreement. As of this date, there are no court orders, administrative proceedings or other facts or circumstances pending which might prevent or interfere with consummation of the transaction as provided for in Clause 1 of this Agreement.

2.3. Existence and Compliance of Status. Nutec (a) is a corporation duly organized, in valid existence and with compliant status in accordance with the laws of the Federative Republic of Brazil; (b) it has full power and corporate authority to own or maintain, under lease or similar agreement, the properties and assets that it currently owns or maintains, as well as to engage in its activities and business as it currently does; (c) it owns all necessary licenses and authorizations issued by federal, state and municipal agencies to engage in its activities, and the exercise of these activities is not in violation of any administrative standard or regulation. The Current Controlling Parties have previously submitted to Telefonica Interactiva Brasil copies of the corporate charter, the Nutec Corporate Bylaws and those of the corporations mentioned in Clause 2.4 of this Agreement, currently valid and recorded with the respective Trade Boards. These copies submitted to Telefonica Interactiva Brasil represent the entire and actual status of the documents of the respective corporations.

2.4. Investments in Other Corporations. Annex 2.4 to this Agreement contains a complete and accurate list of each corporation, association or other entity in which Nutec holds shares, quotas or other interests (the corporations on this list in which Nutec holds an interest in the capital stock representing control are hereinafter to be referred to as "Subsidiaries"), showing in each case the following: (a) the number of shares or quotas, or of other interests held by Nutec; and (b) Nutec's total investment in each of these corporations or entities. All shares, quotas or other interests in such corporations owned by Nutec were validly issued, completely subscribed and paid-in, and Nutec holds good title to each such share, quota or other interest in each such entity. As of this date no subscriptions, options or other obligations of any kind (whether or not represented by certificates) have been engaged which might impose on Nutec the obligation to issue shares, quotas or other capital interests of the corporations listed in Annex 2.4, nor the obligation to sell, transfer or alienate any shares, quotas or other interests owned by Nutec.

2.5. Employees. Annex 2.5 of this instrument contains a complete and accurate list of all advisers, directors, managers and other employees of Nutec and its subsidiaries, as well as their respective compensation and of all unions with which they are affiliated and collective agreements signed by Nutec. All employees of Nutec and the subsidiaries are properly recorded in the appropriate corporate books, along with the respective compensation due to each, at all times in accordance with the applicable laws and regulations. Both Nutec and its subsidiaries have completed all records and filings and have taken all necessary measures in accordance with the laws and regulations, with respect to retirement contributions, labor laws and social contributions. All retirement contributions and social contributions due have been completely paid or appropriate reserves have been made on the respective balance sheets for the fiscal year ending December 31, 1998. Except as shown in Annex 2.5A, Nutec and the Subsidiaries are not involved in any other labor disputes. Telefonica Interactiva Brasil and Nutec may, at their free discretion, choose the private retirement plan for the Nutec employees.

2.6. Nutec Financial Statements and Ledgers. The Current Controlling Parties provided Telefonica Interactiva Brasil with the balance sheet and financial statements, accompanied by Explanatory Notes and the opinion of Nutec's independent auditors, for the fiscal years ending December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997, December 31, 1998, as well as the audited balance sheet corresponding to the first quarter of 1999, with all such documents being attached to this instrument as Annex 2.6. Except with respect to the facts indicated in the reports prepared by the independent auditors "Chameski & Associados Auditores," which form an integral part of this Agreement, those balance sheets and financial statements (a) are complete and accurate in all relevant aspects; (b) are consistent with Nutec's books and ledgers and of those of the Subsidiaries; (c) were prepared in a manner consistent with generally accepted accounting principles in the Federative Republic of Brazil; and (d) accurately reflect Nutec's financial status and that of its Subsidiaries on the specified date, and correctly show the results of their operations during the fiscal years to which they refer. Except where shown in Annex 2.6.A to this instrument, as of this date Nutec has no obligation or liability (absolute, contingent or of any other nature, due or to become due) other than those obligations and liabilities assumed thereby during the normal and regular course of its activities or as disclosed in the financial statements provided or in the notes thereto which are attached or in the reports forming part of Annex 2.6 of this Agreement. There shall be no compensation to Telefonica Interactiva Brasil and/or to Nutec as a consequence of any accounting adjustments, in particular those mentioned in the correspondence of the audit firm Arthur Andersen dated June 11, 1999.

2.7. Financial Statements of the Subsidiaries. The Current Controlling Parties have provided to Telefonica Interactiva Brasil the unaudited balance sheet and financial statements of the Nutec Subsidiaries for the base years ending on December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997 and December 31, 1998, with all those documents being attached to this instrument as Annex 2.7. Those balance sheets and financial statements (a) are complete and accurate in all relevant aspects, (b) are consistent with the books and ledgers of the respective Subsidiaries, (c) were prepared in a fashion consistent with generally accepted accounting principles in Brazil, and (d) faithfully reflect the Subsidiaries' financial status on the specified date, and correctly show the results of their operations during the referenced fiscal years. Except with respect to the statements made in Annex 2.7.A of this instrument, as of this date the Subsidiaries owe no obligation or liability (absolute, contingent or of another nature, due or to become due) other than the obligations and liabilities assumed thereby during the normal and regular course of their activities or as disclosed in the financial statements provided for in the notes attached hereto, as well as in the reports comprising Annex 2.7 of this instrument.

2.8. Tax Issues. The Current Controlling Parties have provided to Telefonica Interactiva Brasil copies of all income tax returns submitted by Nutec and its Subsidiaries for the base years ending December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997, all of them attached to this instrument as Annex 2.8. Nutec and its Subsidiaries submitted within the respective deadlines all required federal, state and municipal tax returns. Except as set forth in Annex 2.8.A of this instrument, all taxes, duties, fees and fiscal and para-fiscal contributions specified as being due and payable with respect to such declarations, and any and all taxes posted, fees and fiscal and para-fiscal contributions on their respective activities, as well as taxes on real and movable assets for which payment is required, except taxes not yet due, were paid within the respective deadlines. Except with respect to the items listed on the respective balance sheets of December 31, 1998 and pending items listed in Annex 2.8, Nutec and its Subsidiaries have no debt relative to any federal, state, municipal or other taxes corresponding to any fiscal year prior to that date, and adequate provisions have been made on the balance sheets mentioned in Clauses 2.6 and 2.7 above for payment, by Nutec and its Subsidiaries, for all federal, state and municipal taxes pending and unpaid, whether or not due and whether or not in dispute. Based on its auditors' recommendations, adequate provisions had been made on the books and ledgers of Nutec and its subsidiaries, as of December 31, 1998, relative to all such taxes existing on that date.

2.9. Dial-Up Access Clients. The minimum number of dial-up access clients as of May 31, 1999 is 170,000, and there was no significant change which reduced the number of Nutec subscribers by 3% (three percent) or more. The access agreement models are represented in Annex 2.9.

2.10. Audience. The audience to the portal www.zaz.com.br represented approximately 200,000,000 (two hundred million) pages visited ("Page View") per month, in May 1999. As of June 1, 1999, there were no significant changes which reduced the number of visits to the www.zaz.com.br portal by 10% (ten percent) or more, as Telefonica Interactiva Brasil has already performed a good and sufficient audience audit for purposes of this Clause.

2.11. Accounts Receivable. Except with respect to the reserves shown on the respective balance sheets of December 31, 1998, and with the exception of the statement in Annex 2.11 of this Agreement, as well as an estimate of 12% (twelve percent) of the total billings for doubtful collections, all accounts receivable (including trade bills for invoices), credit instruments and other obligations corresponding to cash payments to Nutec and/or its Subsidiaries shall constitute valid and legally enforceable obligations (except those issued as uncollectable debts prior to December 31, 1998). As of the date of the aforementioned balance sheet, there have been no changes to the accounts receivable, credit instruments or other obligations, except for changes resulting from the normal and regular course of business.

2.12. Bank Accounts. Annex 2.12 of this Agreement is an accurate list of all bank accounts and bank balances existing on June 11, 1999, as well as bank lines of credit maintained by Nutec and its Subsidiaries on that date, with an indication of the names of the individuals authorized to manage them in each case.

2.13. Insurance. Annex 2.13 of this instrument contains an accurate list of all insurance policies maintained by Nutec and/or its subsidiaries, against risks usually covered by companies in the same area of activity, identifying, in each case, the respective insurer, the value of the premium and coverage, the type of insurance, the policy number and claims pending thereon. Each policy specified in Annex 2.13 is currently in full force and effect, and neither Nutec nor its subsidiaries have failed to provide notification or submit any relevant claim relating to any insurance policy.

2.14. Geographic Coverage and Legality of Nutec Operations. Annex 2.14 to this Agreement presents a list containing all the cities in which Nutec directly or indirectly offers Internet access supply services and services relating to its corporate objective. The exercise of these activities by Nutec is not in violation of any current rule or regulation or with its relationship to any principal or accessory contractual obligation assumed by Nutec or by the Current Controlling Parties.

2.15. Franchise Agreements. Annex 2.15 to this Agreement contains a list of all franchise agreements signed by Nutec by which Nutec indirectly offers Internet access supply services. These franchise agreements have been duly signed and are legally valid and enforceable and the exercise of these activities by the franchisees and/or by Nutec is not in violation with any current rule or regulation or with any principal or accessory contractual obligation assumed by Nutec or by the Current Controlling Parties.

2.16. Labor Agreements. There is no labor agreement relating to any employee of Nutec or its Subsidiaries which cannot be rescinded without obligation, compensation or penalty subject to up to 30 (thirty) days prior notice, except in cases in which there is a specific legal provision or collective labor agreement to the contrary.

2.17. Commercial Agreements. Except with respect to the provision of Annex 2.17 to this Agreement, there are no agreements relating to licensing operations or distribution, marketing, representation, agency, commission, publicity or brokerage agreements signed between Nutec or its Subsidiaries, which cannot be canceled without obligation, compensation or penalty subject to up to 30 (thirty) days prior notice.

2.18. Supply Agreements. Except with respect to the provisions of Annex 2.18 to this Agreement, there are no agreements assigned by Nutec or its Subsidiaries for the future purchase of materials, supplies, services, merchandise or equipment involving disbursements, for the remaining period of validity, of amounts equivalent on this date to US$ 50,000.00 (fifty thousand U.S. dollars) or for which the validity period is greater than 12 (twelve) months or which, if considered along with all other agreements of the same nature, involve disbursements in excess of a sum equivalent on this date to a total of US$ 50,000.00.

2.19. Purchase Option. There are no agreements, contracts or commitments signed by Nutec, the Subsidiaries or the Current Controlling Parties, pursuant to which any shareholder, quota holder, director, manager or employee of Nutec or its Subsidiaries has or may acquire in the future a right to any property or right of Nutec or its Subsidiaries, or to the revenue deriving from its respective activities.

2.20. Right of First Refusal. There are no agreements, commitments or accords signed by Nutec, its Subsidiaries or its Current Controlling Parties aimed at a transfer, or which contains any concession of preferential rights to third parties, for the purchase of any asset, property or right of Nutec and/or of its Subsidiaries.

2.21. Loans. Except with respect to the guarantees signed on this date, there are no agreements, contracts or documents signed by Nutec, its Subsidiaries or its Current Controlling Parties with respect to a cash loan or for which Nutec or its Subsidiaries have any current line of credit or have assumed any obligations with respect thereto.

2.22. Assets. The assets listed in Annex 2.22 of this Agreement are in good maintenance and use condition, and are all capable of being satisfactorily used in the activities for which they were designed. Nutec is the legitimate owner and holder thereof, maintaining good and negotiable title to all assets listed in Annex 2.22, free and clear of any encumbrances, restrictions or any other right of guarantee. All Assets are the sole property of Nutec or its Subsidiaries, which hold rights to them corresponding from good and negotiable title.

2.23. Intellectual and Industrial Property. Annex 2.23 contains a complete list of all commercial names, trademarks, logos, domains, software, copyrights and other elements of industrial and intellectual property used by Nutec and its Subsidiaries in their operations, on which Nutec owns all rights in its capacity as holder thereof as recorded in its name with the National Industrial Property Institute, at the National Library, and/or with any other body or entity, except where disclosed otherwise in Annex 2.23, and it is hereby stated that Telefonica Interactiva Brasil has full knowledge of pending items referring to the administrative procedures mentioned in Annex 2.23. and there is no compensation or future payment due for denial, opposition or failure to obtain final recording of the aforementioned trademarks and in particular of the trademark ZAZ.

2.24. Rental and Leasing Agreements. Annex 2.24 contains a complete list of the equipment and facility rental and leasing agreements signed by Nutec and its Subsidiaries. These agreements have been duly signed and are legally valid and enforceable and are not in violation of any current rule or regulation with respect to any principal or accessory contractual obligations assumed by Nutec or by the Current Controlling Parties.

2.24.1. All real properties occupied by Nutec or its Subsidiaries, as well as all machinery equipment, tools, offices, accessories, vehicles, facilities and other assets and properties held or used by Nutec and its Subsidiaries are in good maintenance condition and in good operation and repair, with the exception of normal wear and tear. None of the facilities, buildings or other assets and properties of Nutec and its Subsidiaries, or the operation and maintenance thereof as occurs currently, are in violation of any current zoning law, order or administrative regulation, nor violate any restrictive clause or any legal provision, the exception of which might, in any relevant aspect, interfere with or impede the ongoing use thereof for the purposes for which they are currently being used, or would considerably affect the value of such assets and properties. No notification issued by any body, office or government authority has been submitted to Nutec or to the Subsidiaries or to the Current Controlling Parties, either with respect to any of the assets and properties of Nutec and the Subsidiaries, claiming any violation of any law, order or regulation, or demanding or warning it of the need to perform any work, repair, construction or installation with respect to such assets and properties, without having failed to have fulfilled them. Nutec and Subsidiaries have good and negotiable title to all their properties and assets, including the properties and assets disclosed on the respective balance sheets of December 31, 1998 and in Annex 2.24, free and clear of guarantees, liens, encumbrances, mortgages, pledges, commitments, restrictions, reserves or other obligations or charges of any kind.

2.25. Compliance with Laws, Regulations and Agreements. Except as stated to Telefonica Interactiva Brasil in Annex 2.25 to this Agreement, neither Nutec nor the Current Controlling Parties nor the Subsidiaries have violated any relevant provisions, or are in breach of any term of any agreement, accord, plan, leasing or licensing agreement, the violation or breach of fulfillment of which could have a significant adverse effect on Nutec's business or financial status.

2.26. Non-Violation. With the exception of other annexes already listed in this Agreement, the entering into of this Agreement, and the issuance and subscription of the Controlling Shares pursuant to the terms provided for herein, did not violate any legal provision known to the Current Controlling Parties, or any agreements or instruments to which Nutec, the Current Controlling Parties or the Subsidiaries are party, nor will result in the early expiration of any obligation provided for in the aforementioned agreements or instruments, or in the filing of any lien or charge on any assets of Nutec or the Subsidiaries; similarly, there are no existing circumstances, facts or commitments with respect to Nutec or the Subsidiaries, or to their respective businesses, by virtue of which, according to the terms of the applicable laws current on this date, any change in the ownership of its shares or quotas, as the case may be, will result in any change in the powers, rights, prerogatives or authority of Nutec or other Subsidiaries in carrying out their businesses or with respect to the ownership or possession of the assets used in their respective activities.

2.27. Litigation. Except where described in Annex 2.27 of this Agreement. there is no litigation, legal or administrative proceeding, labor claim or government investigation pending or imminent against Nutec or against its Subsidiaries.

2.28. Liability Accounts. No shareholder, quota holder, director, manager or employee of Nutec or its Subsidiaries, or any corporation in which any such individual has a significant interest, is currently, directly or indirectly, party to a transaction with Nutec or the Subsidiaries which would require payment to such shareholder, quota holder, director, employee or corporation, or any one thereof.

2.29. Surety and Avals. With the exception of guarantees granted to banking institutions on this date with the knowledge of Telefonica Interactiva Brasil, neither Nutec nor the Subsidiaries are guarantors, surety holders or, in any other way guarantors of any third party obligations, nor are party, to any agreement or accord by virtue of which they are required to honor any such obligations.

2.30. Powers of Attorney. Annex 2.30 contains a true and accurate copy of all power of attorney instruments granted by Nutec and the Subsidiaries, appointing "ad negotia" attorneys.

CLAUSE 3. ADDITIONAL WARRANTS AND REPRESENTATIONS BY THE CURRENT CONTROLLING PARTIES

Each of the Current Controlling Parties, considered individually, also warrants and represents the following to Telefonica Interactiva Brasil:

3.1. Existence and Regularity of Status of the Current Controlling Parties as Legal Entities. That RBS and MLSP are organizations that are duly organized and in valid existence and in regular compliance, with full power and corporate authority to engage in business as they are currently doing and to own the properties and assets that they currently own.

3.2. Authorization to Sign the Agreement and Anticipated Transactions. That RBS and MLSP have full power and corporate authority to enter into this Agreement and to consummate the transactions provided for herein. That also in the case of RBS and MLSP, the signing and fulfillment of this Agreement and of the other instruments provided for herein were duly authorized for all necessary corporate measures, and that it is not necessary to have any additional corporate authorization on their part or on the part of their shareholders to consummate the transactions provided for herein. That this Agreement and the other instruments provided for herein constitute and shall constitute legal, valid and binding obligations on them, enforceable against the Current Controlling Party in accordance with its terms and conditions.

3.3. Non-Violation. That consummation of the transactions provided for in this Agreement shall not constitute or result in the violation of any term. condition or provision, nor shall constitute breach pursuant to the terms thereof, nor shall result in the creation of any encumbrance, charge or lien on any of its properties or assets, in the case of Barichello, Afonso and Silvia, in accordance with any agreement or other instrument to which it is party or to which any of its assets are bound, and in the case of RBS and MLSP, in accordance with (a) their Corporate Bylaws; (b) any agreement or other instrument to which they might be party or by which any of their assets might be bound. Nor shall any law, regulation, judgment, order or court order which is binding thereon violate such consummation, nor result in the loss of any license, authorization, certificate, approval or right which they enjoy or have, nor shall give the right of cancellation to any party of any relevant agreement to which it is party.

CLAUSE 4. WARRANTS AND REPRESENTATIONS OF TELEFONICA INTERACTIVA BRASIL

Telefonica Interactiva Brasil warrants and represents the following to the Current Controlling Parties:

4.1. Existence and Regularity of Situation. Telefonica Interactiva Brasil is a corporation duly organized and in valid existence in accordance with the laws of the Federative Republic of Brazil and has all necessary power and authority to conduct its business, as well as to sign this Agreement.

4.2. Non-Violation. The signing of this Agreement and the fulfillment of the transactions included herein were duly and validly authorized by all necessary corporate acts. Telefonica Interactiva Brasil has full right, authority and legal capacity to assume the obligations provided for in this Agreement. This Agreement constitutes a valid obligation by Telefonica Interactiva Brasil, and is binding thereon in accordance with its respective terms and conditions, Telefonica Interactiva Brasil's signing of this Agreement, the execution of the transactions provided for therein and the fulfillment by Telefonica Interactiva Brasil of its respective obligations by virtue of this Agreement shall not be in conflict or result in a violation of any provision of:

(a)   its corporate bylaws;

(b) any agreement, contract, mortgage, lease, license or other contract to which Telefonica Interactiva Brasil is party or in which it or any of its assets are involved;

(c) any governmental concession or license, or any permit or authorization, or any ruling or order by any government court or body applying to Telefonica Interactiva Brasil or to any of its assets:

(d)   any law, provision, decree, rule or regulation of any jurisdiction.

CLAUSE 5. LIABILITY OF THE CURRENT CONTROLLING PARTIES

5.1. The Current Controlling Parties shall be individually, jointly and severally liable to Telefonica Interactiva Brasil and to Nutec for the following:

(a) any and all taxes, fiscal contributions or retirement contributions, including legal increases, fines and adjustments, which may fail to be paid or collected by Nutec or by any of its Subsidiaries on the dates required by Law and with respect to causes occurring up to this date inclusive, as well as any pecuniary obligation of any nature, including, but not limited to, obligations of a civil, commercial, labor, fiscal or retirement nature of Nutec and/or its Subsidiaries and with respect to acts or events occurring or practiced up to this date, including, independently of the time when they were verified by Telefonica Interactiva Brasil and/or Nutec and/or by the Subsidiaries, or demanded and/or claimed by Nutec and/or by its Subsidiaries not reflected in the respective balance sheet of December 31, 1998, as having been identified by the auditors or revealed to Telefonica Interactiva Brasil by the Current Controlling Parties and/or by Nutec and/or by its Subsidiaries, pursuant to the provision contained in the final section of clause 2.6 above;

(b) any and all harm, loss, damage, expense or cost duly incurred by Telefonica Interactiva Brasil and/or by Nutec and/or by the Subsidiaries resulting in the inaccuracy or untruthfulness of any declaration made or guaranteed, given by the Current Controlling Parties pursuant to the terms of Clauses 2 and 3 above or of the failure to comply with any other commitments assumed therein in this Agreement or in documents and/or instruments relating to this Agreement; and

(c) any and all expenses or costs (including legal fees and fees of other professionals required for the calculation of values) which Telefonica Interactiva Brasil and/or Nutec and/or its Subsidiaries may incur by reason of the occurrence of any of the events provided for in letters (a) and (b) above.

5.2. The liability of the Current Controlling Parties with respect to the elements mentioned in Clause 5.1 above shall be subject to the following limitations:

(a) with respect to those contingencies which result from administrative and judicial proceedings under way, as set forth in Annex 2.27 to this Agreement, the Current Controlling Parties shall be liable only for such amount as exceeds the global value equivalent to US$ 300,000.00 (three hundred thousand U.S. dollars);

(b) with respect to unknown contingencies up to an individual amount equivalent to US$ 5,000.00 (five thousand U.S. dollars), the Current Controlling Parties shall be subject to no liability for payment; unknown contingencies in amounts greater than US$ 5,000.00 (five thousand dollars) shall be the liability of the Current Controlling Parties, which shall undertake actual disbursement when the cumulative value owed attains a value equivalent to US$ 150,000.00 (one hundred fifty thousand U.S. dollars).

(c) The liability of the Current Controlling Parties vis-a-vis Telefonica Interactiva Brasil and/or Nutec and/or its Subsidiaries shall not exceed a period of 6 years, as of the signing date of this Agreement, except in the event of any act or notification by the authorities with jurisdiction within the aforementioned period, in which case the liability of the Current Controlling Parties shall not cease, even if resolution of the issues covered by such findings or notifications occurs on a subsequent date.

5.3. With respect to directing the proceedings, legal or administrative, as well as labor claims involving debts and/or obligations, the payment of which is the liability of the Current Controlling Parties pursuant to this Clause 5, the following procedure shall be carried out:

(i) With respect to the legal and administrative proceedings and the labor claims under way as specified in Annex 2.27 which are being handled by outside attorneys, they shall continue to be handled in the same way, pursuant to the provision contained in Clause 5.2 (a) above with respect to payment liability.

(ii) With respect to the legal or administrative processes, and to labor claims underway as specified in Annex 5.3 to this Agreement, which are being handled by the internal legal department of RBS or its parent companies, affiliates or subsidiaries, the Current Controlling Parties, within 90 (ninety) days subsequent to this date, shall notify Nutec and/or the Subsidiaries to provide for substitution of the professional or professionals specified by the Current Controlling Parties, informing them that the progress of the proceeding shall fall to the Current Controlling Parties, in accordance with the provision contained in Clause 5.2 (a) above with respect to the liability for payment.

(iii) With respect to proceedings of any nature that are currently existing and have not been disclosed to Telefonica Interactiva Brasil, they shall continue to be handled in the same fashion, although under the responsibility of the Current Controlling Parties, in accordance with the provision contained in item 5.2. (b) above. With respect to those occurring after this date, the provisions contained in the remainder of this Clause 5 shall be followed.

5.4. It shall be agreed that Telefonica Interactiva Brasil and Nutec promise to inform the Current Controlling Parties about any auditing of Nutec and/or the Subsidiaries, in order to give the Current Controlling Parties the opportunity to appropriately clarify the matter.

5.5. Taking the knowledge of any debtor obligation, the payment or fulfillment of which is the liability of the Current Controlling Parties according to this Clause 5, Telefonica Interactiva Brasil must immediately notify the Current Controlling Parties of this requirement in writing, and such notification shall be required to set forth the details of the effective liability attributed to it, and the respective supporting documentation.

5.5.1. In any event, the notification from Telefonica Interactiva Brasil must be issued and received by the Current Controlling Parties within a period of at least half the period established to present defenses or appeals, or to adopt other applicable procedural measures, under penalty of Telefonica Interactiva Brasil's being subject to the provision contained in Clause 5.5.2 below.

5.5.2. In the event that Telefonica Interactiva Brasil for any reason fails to notify the Current Controlling Parties within the legal period for the presentation of defenses, appeals for the adoption of applicable procedural measures, with respect to any debt or obligation for which the Current Controlling Parties are liable, Telefonica Interactiva Brasil and/or Nutec and/or its Subsidiaries shall remain as the sole and exclusive parties liable for such debtor obligations, including with respect to professional legal fees, costs and procedural expenses. However, in the event that Telefonica Interactiva Brasil notifies the Current Controlling Parties after the period established in clause 5.5.1 above, although still with sufficient time for the Current Controlling Parties to take the applicable legal and/or procedural measures in the case, Telefonica Interactiva Brasil must assume 20% (twenty percent) of the judgment, to the extent that it resulted from the delay.

5.6. Pursuant to the other provisions of this Clause 5, the Current Controlling Parties, once notified on a timely basis of the existence of an administrative and/or judicial proceeding, may resort to such administrative or legal defenses as they deem applicable, assuming complete liability for all expenses deriving therefrom, including professional fees for attorneys, costs and procedural expenses, with Telefonica Interactiva Brasil promising to ensure that Nutec and or its Subsidiaries grant the necessary powers of attorney for this purpose to the attorneys specified by the Current Controlling Parties, exempting Telefonica Interactiva Brasil, Nutec and the Subsidiaries, as the case may be, from any liability and compensating them for any harm deriving therefrom, also in accordance with the provisions of clause 5.8 below.

5.6.1. If, upon being notified by Telefonica Interactiva Brasil in the form set forth in Clauses 5.5.1 and 5.5.2 above, the Current Controlling Parties fail, for any reason, to assume the defense of any obligation, debt, claim and/or process for which they are responsible pursuant to the terms of this Clause 5, Telefonica Interactiva Brasil and/or Nutec and/or the Subsidiaries shall defend the case diligently, with the Current Controlling Parties being required to reimburse all costs incurred by Nutec and/or by the Subsidiaries and/or by Telefonica Interactiva Brasil in the respective defense, plus a compensatory fine of 20% (twenty percent) of the total expense, even in the event that the defense is successful, and the Current Controlling Parties must, after the defense, assume direction and control of the cases.

5.7. The Current Controlling Parties shall keep Telefonica Interactiva Brasil and Nutec or the Subsidiaries, as the case may be, periodically and fully informed as to progress and all occurrences, facts, measures or steps that are relevant to the proceedings and claims over which direction and control are its responsibility pursuant to this Agreement.

5.8. It is henceforth agreed that Telefonica Interactiva Brasil, Nutec and the Subsidiaries, as the case may be, shall cooperate (including in the delivery of the documents needed for undertaking the corresponding proceeding) provided that they have been requested along with the Current Controlling Parties and the attorneys selected thereby for undertaking the proceedings for which the former are liable, and control pursuant to the terms of this Clause 5, at all times avoiding engaging in acts which may hamper the responsibility of the Current Controlling Parties. In the same way, the Current Controlling Parties promise to not engage in any act nor to permit the practice of any act or the occurrence of any event, with respect to the proceedings which may result in an adverse effect, or may harm the interests of Telefonica Interactiva Brasil, Nutec and the Subsidiaries or constitute a negative precedent, contrary to the interests thereof. The Parties agree to make their best efforts to cooperate with each other in order to close out all proceedings in a fashion both definitive and satisfactory to the Parties, at all times in compliance with the right of the Current Controlling Parties to exhaust all procedural and administrative levels and to resort to the parceling of debts, the only exception being that Telefonica Interactiva Brasil shall be entitled to require that the Current Controlling Parties close the cases in question with a significant likelihood of loss, based on an opinion from the law offices of Pinheiro Neto Advogados or a law office of a similar reputation, and which basically are or will be causing it harm.

CLAUSE 6. GUARANTEE

6.1. As a guarantee of timely payment of the obligations and contingencies of Nutec and or its subsidiaries which are to be assumed by the Current Controlling Parties pursuant to Clause 5 above, RBS shall irrevocably and unconditionally guarantee Telefonica Interactiva Brasil, Nutec and the Subsidiaries, for a period of 2 years, the credits held thereby against Nutec, resulting from loan transactions engaged through Loan Agreements entered into on that date, the values of which are R$ 10,602,000.00 and R$ 7,068,000.00 (the "Credits"). To this end, RBS henceforth irrevocably and unconditionally authorizes Telefonica Interactiva Brasil and/or Nutec to deduct from such Credits any amounts paid thereby as a result of the obligations for which the Current Controlling Parties are liable pursuant to the terms of this Agreement and in accordance with the procedures agreed to in Clause 5.

6.2. RBS shall also irrevocably and unconditionally guarantee in favor of Telefonica Interactiva Brasil, Nutec and the Subsidiaries, for a period of 180 days as of the subscription date of the Controlling Shares, a sum equivalent to 5% of the total value of the Subscription Price, which amount shall be formalized through a loan agreement. To that end, RBS henceforth irrevocably and unconditionally authorizes Telefonica Interactiva Brasil and/or Nutec and/or its Subsidiaries to deduct from the loan amounts any sums paid thereby as a consequence of obligations for which the Current Controlling Parties are liable pursuant to the terms of this Agreement, and in accordance with the procedures agreed to in Clause 5.

6.3. Interest and an inflation adjustment shall apply to all loan amounts pursuant to the terms of clauses 6.1 and 6.2 above, as well as delinquent interest and fines in the event of a delay or improper withholding of any sums.

CLAUSE 7. EXPENSES THAT ARE THE LIABILITY AND IN THE INTEREST OF THE CURRENT CONTROLLING PARTIES

7.1. It shall be henceforth agreed that the following expenses shall be assumed solely by the Current Controlling Parties:

      (a) any and all expenses incurred and/or paid by Nutec and/or by its Subsidiaries by reason of issues relating to the transaction governed by this Agreement, including, but not limited to, payments made and/or to be made by Nutec and/or by the Subsidiaries to consultants, attorneys, appraisers, bankers and others for services relating to this Agreement;

      (b) expenses, costs and expenditures incurred and/or paid by Nutec and/or by the Subsidiaries involving debts and/or obligations, the payment of which is the responsibility of the Current Controlling Parties pursuant to the terms of Clause 5.1 above, and/or related to operations outside the normal and regular course of business of Nutec and the Subsidiaries.

CLAUSE 8. SHAREHOLDER AGREEMENT

The Parties shall enter into a Shareholder Agreement on this date, to govern certain rights and obligations deriving from their capacity as shareholders of Nutec.

CLAUSE 9. RESOLUTION OF DISPUTES

Any dispute as may arise relating to the application of the provisions of this Agreement shall be resolved through an arbitration proceeding pursuant to the terms of this Clause 10 and in accordance with the following provisions.

9.1. In the event of a dispute. any of the Parties may provide written notice to the others that it intends to resort to the dispute resolution procedures provided for herein ("Dispute Resolution Notice"). In the event that one of the Parties issues a Dispute Resolution Notice to the other Party, the Parties agree to attempt to amicably resolve the issue, complaint, dispute or controversy that has arisen between them, for a period of 30 (thirty) days counting from the date of receipt of the Dispute Resolution Notice. In the event that the Parties are unable to come to an agreement within the anticipated period, the issue, complaint, dispute or controversy shall be settled through binding and final arbitration by the Sao Paulo State Federation of Industries (FIESP) in Sao Paulo, in accordance with the arbitration rules established by the "United Nations Commission on International Trade Law" ("UNCITRAL").

9.2. The Arbitration Panel shall consist of 3 (three) arbitrators. I (one) of which shall be appointed by Telefonica Interactiva Brasil and I (one) of which shall be appointed by RBS. The third arbitrator, who shall act as chairman of the Arbitration Panel, shall be appointed by the arbitrators appointed by Telefonica Interactiva Brasil and by RBS. All the arbitrators shall be fluent in Portuguese and, upon handing down their decision, they shall conform to the law. The costs of the arbitration and execution of the decision shall be an issue to be determined by the Arbitration Panel, in accordance with this Agreement and the laws of the Federative Republic of Brazil.

CLAUSE 10. FINAL PROVISIONS

10.1. Assignment and Transfer. None of the Parties may assign or transfer its rights and obligations resulting from this Agreement without the express written consent of all the other Parties.

10.2. Change. No Clauses of this Agreement may be changed or amended, except subject to mutual written agreement of all the Parties.

10.3. Expenses. Each of the Parties shall be liable for the expenses incurred thereby with respect to the negotiation, preparation and closing of the transaction covered by this Agreement, including omissions of any nature and professional fees (brokerage, intermediation, advising, auditing, attorney and any other). Each of the Parties to this Agreement agrees to compensate the other party and hold the other party harmless of any liability vis-a-vis any individual, firm or corporation for brokerage fees, commissions, intermediation or other similar charges relating to this transaction, for which such party, its employees or representatives are liable.

10.4. Waiver. The waiver by any of the Parties with respect to any requirement or right deriving from this Agreement shall only be valid if submitted in writing and signed. No tolerance or delay by any of the Parties in ensuring fulfillment of the obligations provided for in this Agreement shall constitute a novation, nor shall harm or restrict the rights of such Party, nor exempt the other Party from complete fulfillment of its obligations as provided for herein.

10.5. Confidentiality. The terms of this Agreement and the information provided or obtained by the Parties, their administrators, agents, technicians and consultants with respect to the objective of this Agreement or as a consequence thereof must be Confidential, and may not be disclosed by any of the Parties in any form, unless such information must be provided by virtue of the law or applicable regulation to either of the Parties. Any information to be provided by legal or regulatory requirement must be previously communicated to the other Party.

10.6. Notification. Any notification or communication which is required or permitted in accordance with this Agreement must be made in writing and shall be considered as being delivered and carried out if sent by telex, fax, messenger or mail with notice of receipt ("NR") to the address specified in writing by the Party to which it must be sent, and it shall be considered as having been received on the date of its receipt. Notwithstanding the above provision, all changes sent by fax must be confirmed by mail sent with an NR. For purposes of this Clause, RBS, Barichello and Afonso shall be considered as being a single party, and a notification and/or communication made to RBS only, as set forth herein, shall constitute notification and/or communication to RBS, Barichello and Afonso. Unless the Parties have received a communication in conflict with the others, the aforementioned communications and notifications must be sent to the following addresses:

      For RBS, Barichello, Afonso:

      RBS Administracao e Cobrancas Ltda.
      Av. Erico Verissimo, 400, 6o andar
      Porto Alegre / RS
      Attn.: Afonso Antunes da Motta
      Fax: (051) 218 6140


      For Silvia Nora Berno de Jesus:

      Rua Felicissimo de Azevedo, No. 423, Ap. 401
      Porto Alegre / RS
      Attn.: Silvia Nora Berno de Jesus
      Fax: (051) 218 8203


      For MLSP:
      MLSP Comercio e Participacoes Ltda.
      Attn. Nutec Informatica S.A.
      Rua Florida, 1821, 11(degree) andar, Brooklin
      04565-001 Sao Paulo, SP
      Attn.: Marcelo Lacerda
      Fax: (011)5505-1918

The following annexes to this agreement have not been included:

         -        Annex 2.2 - List of shareholders

         -        Annex 2.4 - Investments in other corporations

         -        Annex 2.5 - List of employees

         -        Annex 2.5.A - Labor disputes

         -        Annex 2.6 - Financial statements and ledgers of Nutec

         -        Annex 2.6.A - List of liabilities

         -        Annex 2.7 - Financial statements of subsidiaries

         -        Annex 2.7.A - List of subsidiaries' liabilities

         - Annex 2.8 - Income tax returns submitted by Nutec and its subsidiaries

         -        Annex 2.8.A - Overdue taxes

         -        Annex 2.9 - List of dial-up access clients

         -        Annex 2.11 - Allowances for doubtful accounts

         -        Annex 2.12 - List of bank accounts

         -        Annex 2.13 - List of insurance policies

         -        Annex 2.14 - Geographic coverage of Nutec Operations

         -        Annex 2.16 - List of franchise agreements

         - Annex 2.17 - List of commercial agreements with penalty provisions for early termination

         - Annex 2.18 - List of supply agreements in excess of US$ 50,000 or with a term greater than 12 months

         -        Annex 2.22 - List of assets

         - Annex 2.23 - List of commercial names, trademarks and other intellectual and industrial property

         -        Annex 2.24 - List of rental and leasing agreements

         -        Annex 2.25 - Violations of laws, regulations or agreements

         -        Annex 2.27 - Pending judicial proceedings

         -        Annex 2.30 - List of powers of attorney granted

         - Annex 5.2 - List of legal, administrative or labor proceedings addressed internally by RBS or its parent company.

Copies of the annexes not included herein will be provided upon request.

                                       4